Exhibit 14.1

KINDLYMD, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

1. Introduction.

1.1. The Board of Directors of Kindly MD, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (this “Code”) in order to:

(a)	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c)	promote compliance with applicable governmental laws, rules and regulations;

(d)	promote fair dealing practices;

(e)	deter wrongdoing; and

(f)	ensure accountability for adherence to this Code.

1.2. All directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer, consultants and contractors are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in Section 6 and Section 7.

1.3 All officers and managers are expected to demonstrate, and instill in our employees, consultants, and contractors, a commitment to the spirit, as well as the letter, of this Code. Managers are also expected to ensure that all employees reporting to them, as well as consultants and contractors performing services for the Company, conform to this Code. Nothing in this Code alters an employee’s employment relationship with the Company.

2. Honest and Ethical Conduct.

2.1. The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1. A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

3.3. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided.

3.4. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Company’s compliance officer (the “Compliance Officer”). A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Compliance Officer with a written description of the activity and seeking the Compliance Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Compliance Officer.

3.5. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee, or the Board of Directors if no Audit Committee exists. Factors that may be considered in evaluating a potential conflict of interest are, among others:

(a)	whether it may interfere with such person’s job performance, responsibilities, or morale;

(b)	whether such person has access to confidential information;

(c)	whether it may interfere with the job performance, responsibilities, or morale of others within the organization;

(d)	any potential adverse or beneficial impact on our business;

(e)	any potential adverse or beneficial impact on our relationships with our collaborators, contract manufacturing organizations, clinical research organizations, suppliers, vendors, or other service providers;

(f)	whether it would enhance or support a competitor’s position;

(g)	the extent to which it would result in a financial or other benefit (direct or indirect) to such person;

(h)	the extent to which it would result in a financial or other benefit (direct or indirect) to one of our collaborators, contract manufacturing organizations, clinical research organizations, suppliers, vendors, or other service providers; and

(i)	the extent to which it would appear improper to an outside observer.

4. Compliance.

4.1. Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Compliance Officer.

4.3. No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to (a) obtain profit for himself or herself; or (b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1. The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3. Each director, officer and employee who is involved in the Company’s disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets.

6.1. All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

6.2. All Company assets should be used only for legitimate business purposes, though incidental personal use may be permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3. The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

6.4. You may not, while acting on behalf of the Company or while using Company computer equipment (a) access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or (b) commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) or material of objectionable content in violation of applicable law, trafficking in contraband of any kind, or any kind of espionage.

6.5. If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

7. Corporate Opportunities.

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by the Compliance Officer or the Audit Committee, as described herein. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way.

8. Confidentiality.

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed, including (but not limited to) any and all confidential knowledge, data, or information related to the Company's business, patent applications, trademarks, copyrights, trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; information regarding research and development (pre-clinical and clinical), regulatory, manufacturing, marketing, and business plans, budgets, forecasts, financial statements, business collaborations and licenses, contracts, prices, facilities and equipment, suppliers, customers, and markets; information regarding the skills and compensation of the Company's employees, consultants, contractors, directors, and any other service providers; the existence of any business discussions, negotiations, or agreements between the Company and any third party; and similar types of information provided to the Company by collaborators, licensors, licensees, suppliers, service providers, and the like.

9. Fair Dealing.

Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10. Reporting.

10.1. Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee, or the Board of Directors if no Audit Committee exists.

10.2. Actions prohibited by this Code involving any other person must be reported to the reporting person’s supervisor or the Compliance Officer.

10.3. After receiving a report of an alleged prohibited action, the Audit Committee, or the Board of Directors if no Audit Committee exists, the relevant supervisor or the Compliance Officer must promptly take all appropriate actions necessary to investigate.

10.4. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

11. Enforcement.

11.1. The Company must ensure prompt and consistent action against violations of this Code.

11.2. If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the full Board of Directors.

11.3. If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Compliance Officer will report such determination to the Chief Executive Officer or the General Counsel, if the Company has a General Counsel.

11.4. Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Chief Executive Officer or General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

12. Waivers and Amendments.

12.1. Each of the Audit Committee (or the Board of Directors if no Audit Committee exists) (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code or make any amendment of this Code.

12.2. Any waiver for a director or an executive officer or any amendment of this Code shall be disclosed as required by SEC rules and the applicable rules of any trading market on which the Company’s securities are listed or quoted, or on the Company’s website within four (4) business days following the date of such amendment or waiver.

13. Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

4